UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, schedule or registration statement no.:

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on March 7, 2007

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at our offices, 140 Kendrick Street, Needham, Massachusetts 02494, on Wednesday, March 7, 2007 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect two directors to serve for the next three years.

2.	Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan.

3.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

4.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 8, 2007. With the Proxy Statement, we are sending you PTC’s 2006 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts

January 25, 2007

Directions to our offices are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street. PTC entrance is on the right hand side.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the first traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

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PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did We Send You this Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2007 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which is also called a “proxy card”). The proxy statement explains the proposals to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on January 25, 2007 to all stockholders entitled to vote. If you owned our common stock at the close of business on January 8, 2007, you are entitled to vote. On that date, there were 113,948,077 shares of common stock outstanding. Common stock is our only class of voting stock.

Reverse Stock Split

On February 28, 2006, we effected the two-for-five reverse split of our common stock approved at the 2005 Annual Meeting of Stockholders. All stock related data in this Proxy Statement has been restated to reflect the reverse stock split.

How Many Votes Do You Have?

You have one vote for each share of common stock that you owned at the close of business on January 8, 2007. Your proxy card or other voting instruction form indicates the number of shares you owned at the close of business on that day.

How May You Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to:

•	elect the two current directors nominated by the Board;

•	approve the proposed increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting. If you wish to vote at the meeting despite having returned the form, see below under “May You Revoke Your Proxy” and “How May You Vote in Person.”

How May You Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

In order to vote online or via telephone, have the voting instruction form in hand, and call the number or go to the website listed on the enclosed voting instruction form and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May You Revoke Your Proxy?

Yes. You may change your vote after you send in your voting instructions. A registered stockholder may revoke a proxy by following any of these procedures:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 35 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How May You Vote in Person?

If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 8, 2007 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

What Are the Votes Required? How Are They Affected by Abstentions and Broker Non-Votes?

The directors elected at the meeting will be those receiving the highest number of votes. The other proposals may be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and does not have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against a proposal.

Is Voting Confidential?

We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting Proxies?

PTC will pay all the costs of soliciting proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person.

The Proxy Advisory Group, LLC is assisting us with the solicitation of proxies for a fee of $7,500, plus customary disbursements. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address.

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions receive only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, to receive separate copies of future mailings, or to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your voting instruction form.

How May You Obtain Our Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2006 was included with this proxy statement. If you would like another copy, it is available on our website at www.ptc.com. We will also send you one without charge if you call (781) 370-5000, e-mail to IR@ptc.com, or write to:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Where Can You Find the Voting Results?

We will publish the voting results on our website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of fiscal 2007, which we will file with the Securities and Exchange Commission in May 2007.

Whom Should You Call if You Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:	Elect Two Directors

The first proposal on the agenda for the Annual Meeting is to elect two Class II directors for three-year terms beginning at this Annual Meeting and expiring at the 2010 Annual Meeting. For a description of the three classes of directors, see “Information About Our Directors” beginning on page 11.

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated two current directors—Noel G. Posternak and Michael E. Porter—for new, three-year terms and recommends that you vote for their election. The nominations of Messrs. Posternak and Porter were based on consideration of their individual credentials and experience, the contributions each has made to the work of the Board of Directors and its committees, their expected future contributions, and their exemplary prior service and attendance records as directors and board committee members.

In the case of Mr. Posternak, this included his experience and knowledge of corporate law and governance matters, his contributions as Chairman of the Board, as Chairman of the Nominating & Corporate Governance Committee, and as a member of the Audit Committee, and his 100% board and committee meeting attendance record over his current three-year term.

In the case of Mr. Porter, this included his expertise in the area of corporate strategy, his contributions as Chairman of the Corporate Development Committee, his contributions to the discussions of matters at board and committee meetings, and his 100% board and committee meeting attendance record over his current three-year term.

The Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “Information About the Nominating Functions of the Nominating & Corporate Governance Committee” on page 33. There were no nominees for director proposed by PTC stockholders.

The following table contains background information about each of the nominees. For a description of their holdings of PTC stock, see “How Much Stock is Owned by Directors and Officers?” beginning on page 15.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Director Nominees:

Noel G. Posternak, age 70	1989	2007

Chairman of the Board of Directors of PTC since June 2000.

Senior Counsel at the law firm of Posternak, Blankstein & Lund, L.L.P. since January 2007 and Senior Partner at Posternak, Blankstein & Lund, L.L.P. from 1980 to December 2006, practicing in the area of business law and mergers and acquisitions.

Director of TA Associates Realty Funds.

Michael E. Porter, age 59 Bishop William Lawrence University Professor at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. Director of Thermo Fisher Scientific Inc. and Endeca Technologies Inc.	1995	2007

The Board of Directors recommends that you vote FOR the election of Noel G. Posternak and Michael E. Porter as Class II directors.

Proposal 2:	Approve an Increase in the Number of Shares Authorized for Issuance under our 2000 Equity Incentive Plan.

The Proposal

We are seeking stockholder approval of an amendment to our 2000 Equity Incentive Plan (the “2000 EIP”) increasing the number of shares authorized for issuance by 5,000,000 shares (from 9,800,000 to 14,800,000). If approved, PTC expects to use the shares for periodic equity grants to employees (including executive officers), directors and consultants.

We last obtained stockholder approval to increase the number of shares authorized for issuance under the 2000 EIP at the 2005 Annual Meeting of Stockholders when the stockholders approved an amendment to increase the number of shares available for issuance under the 2000 EIP by 5,200,000 shares. In connection with that amendment, we terminated share issuances under all other equity incentive plans, including non-stockholder approved plans.

The Board of Directors believes that the amendment to the 2000 EIP promotes important corporate goals and is therefore in the best interests of PTC’s stockholders.

Why the 2000 EIP is Important

Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the market and to increase stockholder value. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of PTC. Moreover, equity incentives align the interests of the employees with the interests of our stockholders—when PTC performs well, employees are rewarded along with other stockholders. Because the 2000 EIP is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success.

Grant Practices

Through 2004, we generally used stock options as our equity incentive. In 2005, in connection with our efforts to reduce the amount (overhang) and rate of shareholder dilution resulting from equity grants, we began granting restricted stock and restricted stock units rather than stock options as our principal equity awards. We did not grant any stock options in either 2005 or 2006. Restricted stock and restricted stock units differ from stock options in that they enable us to issue fewer shares of restricted stock or restricted stock units than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. They also have a significant retention effect, since they retain value even if the stock price declines. We describe the features of restricted stock and restricted stock units below under “Summary of 2000 EIP.” We have also increased the percentage of equity incentives for executive officers that are performance-based, under which the amount received is conditioned on achievement of PTC’s important business objectives. For 2005, 2006 and 2007, 50% of the annual equity incentive awards issued to executive officers were issued as performance-based restricted stock and, for 2006 and 2007, the annual short-term incentive for our executive officers was also issued in the form of performance-based restricted stock.

Potential Effects of the Amendment

The 2000 EIP is our sole vehicle for granting equity awards. As of January 8, 2007, only 571,890 shares remained available for grant under the 2000 EIP. The proposed amendment would make an additional 5,000,000 shares available for issuance under the 2000 EIP, which would enable us to continue to offer equity incentives to our employees (including executive officers), directors and consultants. With the additional shares, our potential voting power dilution (on a fully-diluted basis) would be 15%.

Board Recommendation

The Board of Directors believes that the amendment to the 2000 EIP is in the best interest of stockholders and PTC as it will provide us with the shares necessary to offer effective equity incentives, which are essential for us to attract, motivate and retain employees and to align our compensation needs with our stockholders’ interests.

The Board of Directors recommends that you vote FOR the proposed amendment to the 2000 EIP.

*****

Summary of 2000 EIP

The principal features of the 2000 EIP are summarized below.

Administration	The 2000 EIP is administered by the Compensation Committee of the Board of Directors, which is composed of two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the 2000 EIP.

Types of Awards	Under the 2000 EIP, the Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.

Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of December 31, 2006, six non-employee directors, approximately 4,400 employees, and approximately 200 consultants were eligible for awards under the 2000 EIP.

Stock Options	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code (“ISOs”) and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for ISOs. The per share exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant, except that a nonstatutory stock option granted to a newly-hired employee or consultant may have a lower exercise price so long as it is not less than 100% of fair market value on the date the person accepts PTC’s offer of employment or the date employment begins, whichever is lower. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrendering common stock the participant holds.

Stock Appreciation Rights	The Committee may grant stock appreciation rights, or “SARs,” which are rights to receive any excess in value of shares of common stock over the exercise price. The Committee determines at or after the time of grant whether SARs are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares and receive any dividends during the restricted period. The Committee may also award common stock without restrictions, for example, to recognize outstanding achievements or as a supplement to restricted stock awards when PTC’s performance exceeds established business or financial goals. The Committee determines what, if anything, the participant must pay to receive such a stock award.

Restricted Stock Units	The Committee may grant “Restricted Stock Units,” which are rights to receive shares of common stock in the future. The Committee determines the duration of the period during which, and the conditions under which, the award may be forfeited to the Company and the other terms and conditions of such awards. Restricted Stock Units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted Stock Units represent unfunded and unsecured obligations of PTC.

Limitations on Individual Grants	The Committee may not in any fiscal year grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant.

Transferability	The Committee has the authority to permit participants to transfer any award, provided that incentive stock options may be transferable only to the extent permitted by the tax code.

Change in Capitalization	If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.

Repricing or Amendment of Outstanding Awards	The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price. The Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action would be required if such action (i) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (ii) taking into account any related action, would materially and adversely affect the participant.

Amendment of the 2000 EIP	The Board of Directors may amend, suspend or terminate the 2000 EIP, subject to any stockholder approval it deems necessary or appropriate. For example, under current NASDAQ Stock Market rules, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

U.S. Federal Income Tax Consequences Relating to Awards under the 2000 EIP

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (a) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (b) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Other Tax Matters. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the five most highly paid executive officers (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the tax code. Stock options and SARs granted under the 2000 EIP are performance-based compensation if they have exercise prices not less than the fair value of common stock on the date of grant. In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved (as they have been in the 2000 EIP) and periodically reapproved by stockholders in order for such awards to be considered performance-based and deductible by us. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

2000 EIP Grants

PTC’s stockholders have previously approved the issuance of 9,800,000 shares under the 2000 EIP. As of January 8, 2006:

•	options exercisable for 3,826,024 shares were outstanding (all such options were granted prior to 2005),

•	1,307,924 shares of restricted stock subject to forfeiture were outstanding,

•	1,765,283 restricted stock units (convertible at a ratio of one share of common stock per unit) were outstanding, and

•	571,890 shares remained available for grant under the 2000 EIP.

All of our executive officers and directors are potential recipients under the 2000 EIP. If the amendment is approved, we plan to make the annual equity awards of restricted stock to our directors (as described in “How We Compensate Our Directors” on page 13) and the time-based restricted stock awards to our executive officers as part of their annual award for fiscal 2007 (as further described in “Long-Term Incentives” and “Timing of Equity Grants” on pages 23 and 25, respectively). Any awards in future years to our directors and executive officers will be determined in accordance with our then current grant practices. Our current grant practices are described in “How We Compensate Our Directors” on page 13 and in “Annual Incentive” and “Long-Term Incentives” on pages 22 and 23, respectively. The following table sets forth the stock options, restricted stock, and restricted stock units granted through the date of this proxy statement under the 2000 EIP to the executive officers named in the Summary Compensation Table of this Proxy Statement, all current executive officers as a group, all current non-employee directors as a group, and all current employees excluding the foregoing individuals.

Name and Title or Group	Number of Stock Options Granted to Date(1)	Number of Shares of Restricted Stock Granted to Date (2)	Number of Restricted Stock Units Granted to Date
C. Richard Harrison Chief Executive Officer and President	785,000	682,429	0

Barry F. Cohen Executive Vice President, Strategic Services and Partners	480,000	234,245	0

Paul J. Cunningham Executive Vice President, Worldwide Sales	480,000	234,245	0

James E. Heppelmann Executive Vice President and Chief Product Officer	480,000	404,245	0

Cornelius F. Moses Executive Vice President and Chief Financial Officer	293,400	234,245	0

All Current Executive Officers as a Group	2,908,400	1,979,497	0

All Current Non-employee Directors as a Group	630,000	212,000	0

All Current Employees, excluding Executive Officers, as a Group	239,996	0	3,415,307

(1)	All options were granted prior to 2005.
(2)	Excludes a total of 25,888 performance-based awards that were forfeited.

The closing price of our common stock on December 29, 2006, as reported by the Nasdaq Global Select Market, was $18.02.

Proposal 3:	Confirm the Selection of PricewaterhouseCoopers LLP as PTC’s Independent Registered Public Accounting Firm for the Current Fiscal Year.

The third proposal on the agenda for the Annual Meeting is to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2007. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended September 30, 2006. Further information about PricewaterhouseCoopers LLP appears under “Information about our Independent Registered Public Accounting Firm” on page 31. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Other Matters

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and three Class III directors, whose terms expire, respectively, at the 2009, 2007 and 2008 Annual Meetings of Stockholders. The Class II directors, who are described on page 4, have been nominated for re-election at this Annual Meeting. The Class I and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and III directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” beginning on page 15.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Directors:

Donald K. Grierson, age 72 Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from 1991 to March 2001 and from September 2002 to November 2004. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.	1987	2009

Oscar B. Marx, III, age 68

    Non-Executive Chairman of the Board of Directors of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx served as Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002 and was a Director until December 2002. Mr. Marx also served as Vice President—Automotive Components Group of Ford Motor Company from January 1988 to June 1994.

	1995	2009

Class III Directors:

Robert N. Goldman, age 57 Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.	1991	2008

C. Richard Harrison, age 51 Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.	1994	2008

Joseph M. O’Donnell, age 60 Former Chairman of the Board, President and Chief Executive Officer of Artesyn Technologies, Inc., a provider of power conversion equipment and subsystems to the communications industry, in which capacity he served from July 1994 to April 2006. Director of Superior Essex Corporation and Comverse Technology, Inc.	2004	2008

Independence

All of our directors except Mr. Harrison (our Chief Executive Officer and President) and Mr. Porter (who has a consulting agreement with the Company as described in “Information About Certain Insider Relationships” on page 14) are “independent directors” as defined in the NASDAQ Stock Market listing standards.

Certain Relationships and Transactions

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met nine times during fiscal 2006 and all directors attended all meetings held. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All directors attended the 2006 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page of our website, www.ptc.com. Currently, such communications should be sent to:

Parametric Technology Corporation

Board of Directors Communication

c/o Director of Investor Relations

PTC

140 Kendrick Street

Needham, MA 02494

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Nominating & Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without PTC management present) to discuss our financial reporting policies and procedures and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and audit of the Company’s assessment of internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor.

The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. At least once every three years, the Committee evaluates the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable.

The Audit Committee operates under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Marx (Chairman), Goldman and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the NASDAQ Stock Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. During fiscal 2006, Oscar B. Marx, Chairman of the Audit Committee, qualified as an Audit Committee Financial Expert, as defined by the SEC.

The Audit Committee met eleven times during fiscal 2006 and all members attended each meeting. The Committee’s report for 2006 appears on page 31.

The Compensation Committee

The Compensation Committee establishes the compensation levels for PTC’s executive officers (including equity awards to executive officers) and oversees employee compensation programs, including PTC’s corporate bonus programs and its stockholder approved equity incentive plan. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2006 appears on page 19.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq Global Select Market listing requirements. The Committee met nine times during fiscal 2006 and all members attended each meeting.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to assess Board membership, make recommendations regarding potential candidates for election to the Board and membership on committees of the Board, develop and recommend policies and processes regarding corporate governance matters and maintain a CEO succession plan in order to ensure continuity of leadership for PTC. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Further information about the operation of the Committee appears on page 33.

Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Nominating & Corporate Governance Committee. All Committee members qualify as “independent directors” under the Nasdaq Global Select Market listing requirements. The Committee met twice during fiscal 2006 and all members attended each meeting.

The Corporate Development Committee

The Corporate Development Committee is appointed by the Board to evaluate corporate development opportunities, including mergers and acquisitions, and to assist management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions having a price below a threshold established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and O’Donnell, each of whom has extensive business expertise (including in the area of corporate strategy), currently serve as members of the Corporate Development Committee. Due to the nature and size of the transactions contemplated and completed during the year, which were considered and approved by the full Board, the Committee did not meet during fiscal 2006.

How We Compensate Our Directors

Annual Cash Fee	Other than the Chairman of the Board, each director of PTC who is not an employee of PTC or our subsidiaries is paid an annual cash fee of $25,000. The Chairman of the Board, if a non-employee, is paid an annual cash fee of $125,000. In addition, the Chairman of PTC’s Audit Committee is paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board Committees is paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Chairman of the Board when serving as a committee chairman.

Annual Equity Award	In 2006, we awarded 24,000 shares of restricted stock to our Chairman of the Board, 16,000 shares of restricted stock to our Chairman of the Audit Committee and 12,000 shares of restricted stock to each of the other non-employee directors. The restrictions on these shares lapse in three annual installments on February 15, 2007, 2008 and 2009. If a director ceases to serve on the PTC Board, any shares remaining subject to restrictions will be forfeited. We use equity awards to further align our directors’ interests with those of our stockholders and, in fiscal 2007, adopted a stock ownership policy for our directors that requires them hold PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual cash retainer.

Meeting Fees	We also pay each non-employee director meeting fees of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC Employees	We do not compensate our employees for service as a director.

Information About Certain Insider Relationships

Michael E. Porter, one of our directors, performs certain services for us under an Amended and Restated Consulting Agreement dated as of July 28, 2005. Under the agreement, Mr. Porter consults with our executives on strategic matters and participates in preparing and presenting executive management seminars sponsored by us. In consideration for providing these consulting services, we made a one-time grant of 40,000 shares of restricted stock to Mr. Porter, the restrictions on which lapse in three equal annual installments. The first installment lapsed on July 28, 2006 and the remaining installments lapse on each of July 28, 2007 and 2008. He will also receive a fee of $15,000 for each executive management seminar in which he participates. During fiscal 2006, Mr. Porter did not participate in any executive management seminars and, accordingly, received no such fees.

Howard Heppelmann, PTC’s Vice President—Worldwide Indirect Sales Business Development, is the brother of James Heppelmann, our Executive Vice President and Chief Product Officer. For fiscal 2006, Howard Heppelmann received a salary of $153,600 and earned sales commissions of $247,650. Howard Heppelmann is also eligible to participate in PTC’s standard employee benefits packages, including receiving equity grants under PTC’s equity incentive plans.

Matthew Cohen, PTC’s Vice President—Customer Education, is the son of Barry Cohen, PTC’s Executive Vice President, Strategic Services and Partners. For fiscal 2006, Matthew Cohen received a salary of $146,900 and earned commissions of $107,171 based on educational products and services bookings and margin. Matthew Cohen is also eligible to participate in PTC’s standard employee benefits packages, including receiving equity grants under PTC’s equity incentive plans.

Brian Cunningham, a Strategic Accounts Sales Representative for PTC, is the brother of Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales. For fiscal 2006, Brian Cunningham received a salary of $88,600 and a bonus of $1,000 and earned commissions of $180,010. Brian Cunningham is also eligible to participate in PTC’s standard employee benefits packages, including receiving equity grants under PTC’s equity incentive plans.

Our Related Party Transaction Policy requires that all related party transactions be reviewed, approved and ratified, as applicable, by the Audit Committee. The Audit Committee reviews each transaction to ensure that there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to PTC than PTC could obtain from an unrelated party.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of November 30, 2006. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firm listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Barclays Global Investors, NA (3) 45 Fremont Street San Francisco, CA 94105	10,969,692	(3)	9.63%

The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2006.

	Number of Shares Beneficially Owned(1)(4)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	158,500	0.14%
Donald K. Grierson	122,000	0.11%
Oscar B. Marx, III (5)	138,540	0.12%
Joseph M. O’Donnell	32,400	0.03%
Michael E. Porter	308,600	0.27%
Noel G. Posternak	291,500	0.26%
C. Richard Harrison (6)	2,557,982	2.21%
Barry F. Cohen	829,774	0.72%
Paul J. Cunningham	978,769	0.85%
James E. Heppelmann	1,034,184	0.90%
Cornelius F. Moses (7)	455,772	0.40%
All directors, nominees for director, and current executive officers as a group (13 persons)	6,908,021	5.81%

(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 113,920,522 shares outstanding as of November 30, 2006 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2007.
(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006, Barclays Global Investors, NA, which stated that it is a bank, and certain of its bank and investment management affiliates, reported sole voting power over a total of 9,890,511 of such shares and sole dispositive power over all such shares, which were reported to be held in trust accounts for the benefit of others. On January 10, 2006, certain other bank and investment management affiliates of Barclays Global Investors, NA filed a Schedule 13G/A reporting beneficial ownership of 144,668 shares.
(4)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2007 through the exercise of options: Mr. Goldman, 110,500 shares; Mr. Grierson, 98,000 shares; Mr. Marx, 108,000 shares; Mr. O’Donnell, 10,000 shares; Mr. Porter, 205,700 shares; Mr. Posternak, 187,500 shares; Mr. Harrison, 1,859,996 shares; Mr. Cohen, 648,002 shares; Mr. Cunningham, 796,997 shares; Mr. Heppelmann, 765,198 shares; Mr. Moses, 270,000 shares; and all directors and current executive officers as a group, 5,059,893 shares.

(5)	40 shares are held by Mr. Marx’s spouse as custodian for a minor relative.
(6)	6,623 shares are held jointly by Mr. Harrison with his spouse.
(7)	4,000 shares are held jointly by Mr. Moses with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for fiscal 2006.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 17 through 19 show salaries, bonuses and other compensation paid for the last three fiscal years, including restricted stock awards granted for the relevant period, options exercised in fiscal 2006 and option values as of year-end fiscal 2006 for the Chief Executive Officer and our four other most highly compensated executive officers during fiscal 2006.

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation		Restricted Stock Awards ($)(3)(4)	Shares Underlying Options(#)	All Other Compensation($)
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)
C. Richard Harrison Chief Executive Officer and President	2006 2005 2004	520,000 520,000 500,000	1,050,254 644,000 700,000	4,024,800 3,647,220 0	0 0 320,000	8,380 8,080 7,930	(5) (5) (5)

Barry F. Cohen Executive Vice President, Strategic Services and Partners	2006 2005 2004	415,000 415,000 400,000	450,096 276,000 150,000	1,238,400 1,366,000 0	0 0 120,000	0 0 0

Paul J. Cunningham Executive Vice President, Worldwide Sales	2006 2005 2004	415,000 415,000 400,000	450,096 276,000 150,000	1,238,400 1,366,000 0	0 0 120,000	6,600 6,300 6,150	(6) (6) (6)

James E. Heppelmann Executive Vice President and Chief Product Officer	2006 2005 2004	487,000 487,000 478,000	450,096 276,000 300,000	1,238,400 1,366,000 0	0 0 120,000	6,600 6,300 6,150	(6) (6) (6)

Cornelius F. Moses Executive Vice President and Chief Financial Officer	2006 2005 2004	415,000 415,000 400,000	450,096 276,000 400,000	1,238,400 1,366,000 0	0 0 120,000	6,600 6,300 6,150	(6) (6) (6)

(1)	Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Heppelmann’s salary for all years presented includes cost of living allowance compensation associated with his relocation to PTC’s Needham headquarters.
(2)	Amounts shown for all periods are bonus awards under PTC’s incentive plans that are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year. Amounts shown for 2004 and 2005 reflect achievement of 100% and 92%, respectively, of the established performance criteria. Amounts shown for 2006 are the value of both bonus stock on the date of grant and upside cash bonus awards of 40% of the target incentive amounts under PTC’s 2006 executive incentive plan (reflecting 140% achievement of the established performance criteria). The fiscal 2006 executive incentive plan was comprised of (i) a performance-based restricted stock award, which was subject to forfeiture based on performance criteria set at the beginning of the fiscal year, and (ii) a potential upside cash award payable upon the attainment of additional performance metrics (these bonuses are described under “Annual Incentive” on page 22). The final amounts earned were as follows:

Officer	Performance bonus shares (subject to forfeiture) awarded on November 9, 2005	Performance bonus shares finally earned pursuant to fiscal 2006 performance criteria	Value of award earned based on the closing market price of our common stock on the date of grant ($15.48)	Cash Upside Bonus
C. Richard Harrison	49,758	49,758	$770,254	$280,000
Barry F. Cohen	21,324	21,324	$330,096	$120,000
Paul J. Cunningham	21,324	21,324	$330,096	$120,000
James E. Heppelmann	21,324	21,324	$330,096	$120,000
Cornelius F. Moses	21,324	21,324	$330,096	$120,000

(3)	The amounts shown are the value of shares of restricted stock granted to our executive officers on each of November 9, 2005 and July 27, 2005, on which days the closing market price of our common stock was $15.48 and $17.08, respectively. One-half of each award was performance-based and was subject to forfeiture: (i) for 2006, the performance-based portion of such award was subject to forfeiture based on the same performance criteria used to determine the respective executive officer’s fiscal 2006 bonus award under PTC’s executive incentive performance plan (described under “Annual Incentive” on page 22); and (ii) for 2005, the performance-based portion of such award was subject to forfeiture based on performance criteria established by the Compensation Committee at the beginning of the fiscal year. The following tables set forth the amount of such awards earned by the executive officer:

Officer	Time-based restricted shares awarded on November 9, 2005	Performance- based restricted shares awarded on November 9, 2005	Performance- based shares forfeited based on 2006 performance criteria	Total number of shares from both awards earned and subject to time-based vesting **
C. Richard Harrison	130,000	130,000	0	260,000
Barry F. Cohen	40,000	40,000	0	80,000
Paul J. Cunningham	40,000	40,000	0	80,000
James E. Heppelmann	40,000	40,000	0	80,000
Cornelius F. Moses	40,000	40,000	0	80,000

**	All such shares are subject to further time-based forfeiture restrictions. The restrictions on the first one-third of such shares lapsed on November 9, 2006 and restrictions on the remaining two-thirds will lapse in two equal installments on each of November 9, 2007 and 2008 if the officer remains employed by PTC, but may lapse sooner as described in “Agreements with Executive Officers” on page 27. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and to vote such restricted stock.

Officer	Time-based restricted shares awarded on July 27, 2005	Performance- based restricted shares awarded on July 27, 2005	Performance- based shares forfeited based on 2005 performance criteria	Total number of shares from both awards earned and subject to time-based vesting ***
C. Richard Harrison	106,800	106,800	8,544	205,056
Barry F. Cohen	40,000	40,000	3,200	76,800
Paul J. Cunningham	40,000	40,000	3,200	76,800
James E. Heppelmann	40,000	40,000	3,200	76,800
Cornelius F. Moses	40,000	40,000	3,200	76,800

***	All such shares are subject to further time-based forfeiture restrictions. The restrictions on the first and second thirds of such shares lapsed on November 1, 2005 and 2006, respectively, and the restrictions on the remaining one-third of the shares will lapse on November 1, 2007 if the officer remains employed by PTC, but may lapse sooner as described in “Agreements with Executive Officers” on page 27. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and to vote such restricted stock.

(4)	As of the end of our last completed fiscal year (September 30, 2006), the number and value of the aggregate restricted stockholdings for each executive officer were as follows:

Officer	Number of restricted shares held	Value of restricted shares held based on the closing market price of our common stock on September 29, 2006 ($17.46)
C. Richard Harrison	446,462	$7,795,227
Barry F. Cohen	152,523	$2,663,052
Paul J. Cunningham	152,523	$2,663,052
James E. Heppelmann	152,523	$2,663,052
Cornelius F. Moses	152,523	$2,663,052

(5)	Amounts shown are our matching contributions under the 401(k) Savings Plan and a $1,780 premium for a supplemental disability insurance policy.
(6)	Amounts shown are our matching contributions under the 401(k) Savings Plan.

Option Grants in Fiscal 2006

We did not grant any options to our executive officers in fiscal 2006.

Aggregated Option Exercises During Fiscal 2006 and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized(1)	Number of Shares Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Richard Harrison	0	0	1,859,996	239,998	$10,164,579	$1,956,382
Barry F. Cohen	0	0	738,002	89,998	$4,892,179	$733,632
Paul J. Cunningham	0	0	868,997	89,998	$5,016,979	$733,632
James E. Heppelmann	50,000	$542,330	765,198	89,998	$5,016,979	$733,632
Cornelius F. Moses	0	0	270,000	129,999	$2,282,700	$1,000,294

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.
(2)	Market value of shares (at September 29, 2006 closing market price of $17.46) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Compensation Philosophy & Objectives

Our philosophy is to provide executive compensation that is commensurate with PTC’s performance. Our overall principle guiding executive compensation is to reward executives with total direct compensation at the market percentile that approximates PTC’s performance relative to its peer group.

In order to implement this philosophy, we use both quantitative and qualitative measures to measure performance. Our executive compensation program is designed to consider objective performance based on one- and three-year comparisons to a selected peer group and internal quantitative factors, including revenue growth, an earnings before income tax, depreciation and amortization (EBITDA) measure, and earnings per share (EPS) growth. We have determined these measures to be of primary importance to the success and growth of PTC. These measures may change in the future based on the strategic importance of these and other measures to PTC.

To ensure a balanced approach against these objective measures, we also consider intangible factors such as tenure, business disruption due to turnover, industry/market forces beyond the control of the executives and institutional knowledge when evaluating how our compensation plans align with our compensation philosophy.

Our philosophy is designed to reward executives for the contributions that they each make toward PTC’s value, both in the marketplace (as represented by the stock price) and in other measures of success such as intellectual capital and progress against PTC’s short- and long-term business plans, and for their dedication to PTC. We have determined that the level of reward should be determined by the representative objective and subjective performance measures outlined above.

The objectives of our compensation plans are to:

•	motivate our executives to advance the interests of PTC and increase stockholder value;

•	retain the services of our executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being delivered by the executive; and

•	reward our executives for their individual contributions to the success of PTC and to the stockholder value that they help create, not measured strictly by the price of the stock, but also by the strength of PTC from other perspectives, such as market share, financial security or intellectual capital (such as PTC’s products and service offerings).

Components of Compensation

Total direct compensation at PTC is comprised of three main components:

•	base salary;

•	an annual incentive/bonus; and

•	long-term incentives (stock-based awards).

Mix of Pay Components

We use these particular elements of compensation because we believe that they provide a balanced mix of fixed compensation and at-risk compensation that produces short-term and long-term performance incentives and rewards. With this balanced portfolio, we provide the executive with a competitive base salary while motivating the executive to focus on the business metrics that will produce a high level of performance for PTC and provide the executive with additional compensation through short- and long-term incentives.

The mix of compensation for our executives is heavily weighted toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives, which aligns to our compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance.

Decisions regarding the pay mix reflect our belief that long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the executive’s overall compensation package. Our typical compensation mix for executives provides more than 60% of total compensation through equity incentives. To further our pay for performance philosophy, 50% of each executive’s annual equity grant is subject to performance-based criteria. Cash compensation, consisting of base salary and annual bonus (which annual bonus was structured as an equity award subject to forfeiture in fiscal 2006 and 2007), makes up the remainder of the total compensation provided. Except for the CEO, base salary makes up a greater portion of an executive’s total cash compensation than the annual bonus, which provides balance as such a large portion of total compensation is made up of equity. The CEO’s base salary is the smallest portion of his total potential compensation.

How the Total Amount of Compensation is Determined

We make decisions with regard to the actual amount or value of compensation awarded to each executive based on objective data provided by our external compensation consultant, Pearl Meyer & Partners. The data is gathered from proxy statements filed by a selected peer group of companies. We commission a competitive assessment of executive compensation from our compensation consultant each year that provides the data necessary to make our compensation decisions.

The peer group is made up of companies within PTC’s industry that have revenues and market capitalizations in a range closest to PTC. We review the peer group frequently to ensure that the companies contained in the peer group remain relevant and provide meaningful comparisons. For fiscal 2007, the peer group consisted of the companies listed below and was fundamentally the same as for fiscal 2006:

Aspen Technology, Inc.	Compuware Corporation	McAfee, Inc.
Autodesk, Inc.	Filenet Corporation	Mentor Graphics Corporation
BEA Systems, Inc.	Hyperion Solutions Corporation	SSA Global Technologies, Inc.
BMC Software, Inc.	I2 Technologies, Inc.	Sybase, Inc.
Cadence Design Systems, Inc.	Intergraph Corporation	Synopsys, Inc.
Citrix Systems, Inc.	Kronos, Inc.

We compare the compensation data to our executives’ compensation by similarity of position. While objective data is a good starting point for determining appropriate compensation, we recognize that there may be circumstances that warrant an adjustment or deviation from the market data. For example, an executive at PTC may have broader or narrower duties than the position to which he is being compared in the compensation assessment. We take this into consideration and make appropriate judgments with regard to compensation levels. Other considerations may include individual performance, difficulty of replacing the executive, special retention requirements, tenure or importance of institutional knowledge held by the executive.

Our external consultant also provides a tally sheet analysis that summarizes each executive’s annual and accrued compensation so that we may better understand the full compensation package available to the executives under several scenarios, including continued employment, termination absent a change-in-control with and without cause, and termination in connection with a change-in-control or for good reason.

The amount and mix of compensation finally decided upon is considered within the context of both the objective market data from the competitive compensation assessment and the subjective factors outlined above. We believe each executive’s compensation package is within the competitive range when compared to the objective comparative data for total direct compensation at the comparable percentile, even where subjective factors may have influenced the final compensation decisions. We provide a summary of the total compensation paid to Mr. Harrison and each of the named executive officers with respect to fiscal 2006 on page 24.

Base Salary

We set the base salary for each executive within the context of the market data provided by our compensation consultant. We review the base salary each year and adjust it to reflect performance, market conditions for the particular position, changes in the status or duties associated with particular positions, and general economic conditions. For example, an executive may undertake additional duties that are not reflected in the executive’s title, but the executive’s compensation is compared to the market compensation based on standard duties for the executive’s title. When such a situation exists, we would consider providing the executive with additional base salary, bonus amounts or long-term incentive grants to compensate the executive for the additional duties.

Base salaries for the named executive officers have remained unchanged for the past two years, although Mr. Heppelmann’s base salary was increased by $72,000 for fiscal 2007 in exchange for his giving up a $72,000 annual cost of living adjustment he was otherwise entitled to receive. This change represents a 17% increase to his base salary, offset by the corresponding elimination of his cost of living adjustment.

Annual Incentive

The annual incentive is intended to focus the executives on achieving specific goals related to PTC’s business plan. We believe the annual incentive is an effective tool for motivating our executives to achieve PTC’s goals and create stockholder value.

Fiscal 2006. For fiscal 2006, the annual target incentive was awarded in restricted stock at a value equal to 110% of the executive’s incentive target (the “2006 Bonus Amount”). The additional 10% of value provided to the executives was in consideration of the executives not receiving a merit increase in fiscal 2006 and to address the stock price volatility risk. The 2006 Bonus Amount was converted into the number of shares granted on November 9, 2005 based on the $15.48 closing price of PTC’s common stock on that date. The restricted stock was subject to forfeiture based on the metrics stated below. Amounts earned under the plan above target performance amounts were payable in cash.

The incentive targets, which have remained unchanged since fiscal 2004, are stated as specific targets in dollars for each individual executive, and were as follows for fiscal 2006:

•	Mr. Harrison: $700,000

•	Mr. Cohen: $300,000

•	Mr. Cunningham: $300,000

•	Mr. Heppelmann: $300,000

•	Mr. Moses: $300,000

The metrics used to determine the amount of the actual payout under the 2006 annual incentive plan were revenue, operating margin and an aggregate company expense metric. Threshold amounts for revenue and operating margin were required to be achieved before any payout would be made. If both of those threshold criteria were achieved, 40% of the target bonus for each executive would be earned. No bonus amounts would be earned if only one of the threshold metrics was achieved. Up to an additional 40% of the executive’s target bonus would be earned on a linear scale for performance above the threshold up to the plan revenue and operating margin target and the remaining 20% of the executive’s target bonus would be earned based on the achievement of an aggregate company operating expense metric.

Performance above target levels would result in cash payouts above target, with an upside payout of up to 50% of the target incentive for each executive. The upside payment required that a minimum operating margin metric be met and was earned on a linear scale for revenue performance above target.

Based on the achievement of target performance on all of the metrics, the target bonus was earned in full and the restrictions on the shares issued to each executive, including the chief executive officer, in connection with the fiscal 2006 plan lapsed in full on November 9, 2006. Each executive also earned a cash upside payment equal to 40% of the executive’s target incentive.

Payout decisions under the annual bonus plan were made based solely on the performance of PTC with regard to specific metrics determined at the beginning of the fiscal year. No discretion was exercised by the Committee or the chief executive officer with regard to whether the performance criteria had been achieved.

Fiscal 2007. For fiscal 2007, the annual target incentive was awarded in restricted stock at a value equal to 100% of the executive’s incentive target. The annual target incentive bonus for each of the executive officers for fiscal 2007 was the same as for fiscal 2006. The additional 10% in value granted in 2006 was not provided under the 2007 plan. The value was converted into the number of shares granted on November 3, 2006 based on the $18.61 closing price of PTC’s common stock on that date. This restricted stock is subject to forfeiture based on the metrics described below. To the extent that the performance metrics are achieved, the restrictions on the shares will lapse on November 9, 2007.

The fiscal 2007 metrics that will determine the amount of the actual target payout under the annual incentive plan are revenue and operating margin. There is a threshold amount of revenue and operating margin that must be achieved prior to any payout under the plan. No payments will result if only one of the threshold metrics is achieved. The award is scaled so that at threshold revenue and operating margin performance, 50% of the target bonus for each executive is earned. Once threshold performance is achieved, up to an additional 25% of the executive’s bonus target may be earned on a linear scale for target revenue growth and up to an additional 25% of the executive’s target bonus may be earned on a linear scale for target operating margin.

Performance above the target metrics will result in payouts above the target incentive amounts, with a maximum payout of 150% of the target incentive amount for each executive. The upside payment requires that a minimum operating margin be met and is earned on a linear scale for revenue performance above the target metrics.

Long-Term Incentives

We provide long-term incentive compensation to the executives in the form of restricted stock. We use restricted stock to encourage stock ownership by executives and to provide a retention incentive. We began issuing restricted stock rather than stock options in 2005 as a result of a detailed consideration of methods for decreasing stock overhang and stock-based compensation expense.

As a result of the analysis of long-term incentive alternatives, we determined that our goal would be to decrease PTC’s total equity compensation overhang to approximately 15% of total shares outstanding and target total annual long-term incentive grants to all employees at approximately 2% of total outstanding shares per year.

Our annual executive grants under the long-term incentive plan are made up of two components. The first component is a grant of time-based restricted stock which makes up 50% of the total grant. The restrictions on the time-based shares lapse over a three-year period, with the restrictions on one-third of the shares lapsing on each anniversary of the grant. In fiscal 2006, the time-based equity grants to our executives were made on November 9, 2005 at a stock price of $15.48, the closing price of PTC common stock on that date.

The second component is a grant of performance-based restricted stock, which makes up the other half of the total annual grant. The performance criteria used to determine whether the restrictions on the shares will lapse are the same as the annual incentive plan metrics. The performance measurement period is PTC’s fiscal year, and the performance goals are set at the beginning of the period. The shares are earned to the extent the performance criteria are achieved. Once earned, the restrictions on one-third of the shares lapse and the restrictions on the remaining two-thirds of the shares lapse in equal installments on the following two anniversaries of the grant as long as the executive remains employed by PTC. In fiscal 2006, the performance-based equity grants were also made on November 9, 2005.

In fiscal 2006, the target performance metrics were met in full and the restrictions on one-third of the performance-based shares lapsed on November 9, 2006. The restrictions on the remaining two-thirds will lapse in two equal installments on November 9, 2007 and November 9, 2008 as long as the executive remains employed by PTC.

No discretion was exercised by the Committee or the chief executive officer as to the number of performance-based shares that were earned. The number of shares earned was based solely on the performance of PTC against the pre-established metrics.

We believe our use of performance-based restricted stock as half of each year’s annual grant gives the executives additional motivation to achieve the company’s goals and increase stockholder value. Once earned upon achievement of the performance criteria, the additional time-based vesting schedule provides a strong retention tool.

The number of shares granted each year is based on the competitive assessment of executive compensation provided by our compensation consultant and the value we intend to provide. Based upon where we position our mix of compensation components, the target grant typically represents a greater portion of the executive’s overall total direct compensation than base salary and annual bonus.

Severance and Related Benefits

In fiscal 2006, we entered into new executive agreements with our executive officers, including our chief executive officer. These agreements replaced similar agreements that had expired or were scheduled to expire in 2007. The agreements are designed to motivate and encourage the executives to remain with PTC in the case of a change in control and were updated in consideration of current corporate governance and executive compensation practices. We believe the terms of the agreements are reasonable and fair to both PTC and the executives and are within norm when compared to similar companies.

As part of the process, in order to gain perspective on the range of practices regarding termination and change-in-control provisions in such agreements, we retained our external compensation consultant to research the terms of such agreements among the peer group companies. The research included terms such as severance arrangements associated with several different types of termination, including termination with and without cause, resignation with and without good reason, termination in connection with a change-in-control, death and disability.

The chief executive officer’s agreement is structured differently than the agreements with the other executive officers due to the different nature of his position. The agreements are described under “Agreements with Executive Officers” on page 27.

Other Benefits and Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees. In addition, we provide Mr. Harrison, our chief executive officer, with supplemental long-term disability coverage. We provide no other benefits or perquisites to our executives.

Chief Executive Officer and Named Executive Officer Compensation for Fiscal 2006

The tally sheet below shows the total compensation received by Mr. Harrison and each named executive officer with respect to fiscal 2006.

Executive Officer	Annual Salary		Incentive Bonus(1)	Long-Term Incentive Award(2)	Benefits(3)	Value Received on Exercise of Stock Options(4)	401(k) Plan Matching Contributions(5)	Total Fiscal 2006 Compensation
C. Richard Harrison Chief Executive Officer and President	$520,000		$1,050,254	$4,024,800	$9,871	$0	$6,600	$5,611,525

Barry F. Cohen Executive Vice President, Strategic Services and Partners	$415,000		$450,096	$1,238,400	$7,947	$0	$0	$2,111,443

Paul J. Cunningham Executive Vice President, Worldwide Sales	$415,000		$450,096	$1,238,400	$7,947	$0	$6,600	$2,118,043

James E. Heppelmann Executive Vice President and Chief Product Officer	$487,000	(6)	$450,096	$1,238,400	$7,947	$542,330	$6,600	$2,732,373

Cornelius F. Moses Executive Vice President and Chief Financial Officer	$415,000		$450,096	$1,238,400	$7,947	$0	$6,600	$2,118,043

(1)	Includes both the value of the bonus restricted stock on the date of grant (November 9, 2005, $15.48 per share) and the 40% cash upside earned under the 2006 Executive Incentive Performance Plan.
(2)	Value of restricted shares as of grant date (November 9, 2005, $15.48 per share).
(3)	Includes employer-paid health, dental, basic life, short-term disability, long-term disability, accidental death and dismemberment, and Employee Assistance Plan. In addition, the benefits for Mr. Harrison include a premium for a supplemental long-term disability plan.
(4)	Value of stock on date of exercise less exercise price.
(5)	PTC’s sole retirement plan for its executive officers is its 401(k) plan. PTC does not offer any Qualified Defined Benefit Plans, SERPs or Deferred Compensation programs to its executive officers.
(6)	Includes an annual $72,000 cost of living adjustment.

Timing of Equity Grants

We generally make equity grants to our executives at the beginning of the fiscal year after financial results for the prior year have been reported. As a result, we typically make those grants in November. However, we may make those grants at different times during some years if we are limited at that time by the number of shares available for grant under our equity incentive plan or if circumstances occur during the year, such as a new hire or a need to retain an executive.

In fiscal 2006, all of the executive restricted stock grants were made in November. For fiscal 2007, we intend to make the executive restricted stock grants in two tranches: November 2006 and March 2007. The main reason for this split is that we had insufficient shares available for issuance under the 2000 Equity Incentive Plan in November 2006 to fully fund executive and employee grants. We will have additional shares available for issuance under that plan in March 2007 if stockholders approve our proposed amendment to that plan to increase the number of shares available for issuance. We made the performance-based restricted stock grants to our executives on November 3, 2006, the performance-criteria for which are the same as for the 2007 annual executive incentive plan. If the proposed amendment to the 2000 Equity Incentive Plan is approved, we will make the fiscal 2007 time-based restricted stock awards to the executives in March 2007, the restrictions on which will lapse in three equal installments beginning on the anniversary date of the grant.

We make the annual awards to directors, executives and employees on scheduled dates and do not time awards either to take advantage of a depressed stock price or in anticipation of an increase in stock price.

Tax and Accounting Considerations

We consider the tax (individual and corporate) and accounting consequences of the executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code (the “Code”) limits deduction of compensation paid to the chief executive officer and the other four most highly compensated executive officers of PTC to $1,000,000 unless the compensation is “performance-based.” In PTC’s case, base salary and time-vested restricted stock are not considered performance-based compensation. Therefore, any amount transferred or paid to the executives attributable to base salary or vesting on time-based restricted stock that is over $1,000,000 is not a deductible compensation expense. Because base salaries for our executives are not more than $1,000,000, any non-deductibility of compensation amounts would be attributable to vesting of time-based restricted stock. Annual bonuses are considered performance-based compensation under the Code and amounts paid under our annual bonus plan are considered deductible. Similarly, performance-based restricted stock is considered performance-based compensation and any taxable amount associated with the vesting of this stock is deductible. We believe that any cost associated with vesting of the time-based restricted stock in excess of the deductible amount is justified by the incentive and retention value provided by the stock.

In addition to tax considerations, when determining amounts of long-term incentive grants to executives and employees, we consider the accounting impact of the grants. Under Statement of Financial Accounting Standards 123(R), grants of stock options, restricted stock, restricted stock units and other share-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the instruments being issued. For restricted stock and restricted stock units (our predominant instruments), fair value is the closing price of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the vesting period of the instruments.

Equity Ownership by Executives

PTC does not currently have a formal stock ownership requirement for executives. However, we encourage stock ownership by executives on a voluntary basis. Our named executives hold stock, restricted stock and vested and unvested stock options. Each year we examine the vested and unvested holdings by our named executives and evaluate whether there is sufficient ownership or potential ownership to appropriately align the interests of the executives with those of our stockholders. We may consider adopting a minimum ownership requirement or mandatory holding period for shares received under our equity compensation plans if we determine that our executives no longer hold sufficient amounts of equity.

Interaction with Compensation Consultants

We use the services of an external compensation consultant to assist us with various aspects of compensation decisions. In fiscal year 2006, the Compensation Committee retained the services of Pearl Meyer & Partners to assist with the review of overall executive compensation programs. In addition, Pearl Meyer was retained for several special projects, including preparation of executive compensation tally sheets, research regarding executive employment agreement provisions, and calculation of Section 280G “golden parachute” liabilities.

Although the Committee retains the compensation consultant, the consultant interacts with members of the management team when necessary. Specifically, the Senior Vice President of Human Resources and the Director of Executive Compensation and Global Benefits work with the compensation consultant to provide compensation and performance data for the executives and PTC. In addition, those individuals review the consultant’s work product prior to presentation to the Committee. This review and comment process enables the consultant to identify data problems prior to presentation to the Committee.

Although the Committee makes decisions regarding the CEO’s compensation with input from our compensation consultant and the Senior Vice President of Human Resources and makes decisions regarding compensation of other executives with the additional input of the CEO, all compensation decisions are made solely by the Committee.

Compensation Committee

Robert N. Goldman, Chairman
Donald K. Grierson

Stock Performance Graph

The stock performance graph below compares the cumulative stockholder return on our common stock from September 28, 2001 to September 30, 2006 with the cumulative total return of the S&P 500 Index, the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 28, 2001 and assumes the reinvestment of dividends. We have never declared or paid a dividend on our common stock. The stock price performance depicted in the graph is not necessarily indicative of future price performance.

	9/28/01	9/30/02	9/30/03	9/30/04	9/30/05	9/29/06
Parametric Technology Corporation (PTC)	100.00	34.68	60.69	101.73	134.30	134.57
S&P 500 Index (S&P 500)	100.00	79.51	98.91	112.63	126.43	140.08
Nasdaq (U.S. Companies) Index	100.00	80.94	120.79	131.00	150.23	159.87
Nasdaq Computer & Data Processing Index (NC&D)	100.00	78.28	112.99	119.65	136.01	149.73

Agreements with Executive Officers

On August 29, 2006, we entered into agreements with our senior executives that provide them with certain compensation and benefits if their employment is terminated under specified circumstances or if a change in control of PTC occurs. The agreements replace similar agreements with those executives that expired in 2006 or were due to expire in 2007 and were approved by the Compensation Committee of our Board of Directors. The agreements are designed to encourage those executives to remain with PTC, especially while a change in control of PTC is pending. In connection with entering each of the agreements, each executive officer was required to execute a new non-compete agreement with PTC and to agree to execute and deliver a general release of claims against PTC and its affiliates in order to receive severance benefits under the agreement.

Mr. Harrison’s Agreement

Termination without Cause; Resignation for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (as defined in the agreement), Mr. Harrison will be entitled to payment of his salary (excluding bonuses) over the two year period following such event, paid at the highest rate in effect during the six months preceding such event. In addition, he will be entitled to continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to the two year period following such event.

Change in Control

Effective upon a change in control (as defined in the agreement), all performance criteria applicable to all equity awards held by Mr. Harrison will be deemed to have been met in full, all equity awards held by him will immediately become vested and exercisable in full and the restrictions on any shares of restricted stock held by him will lapse. In addition, the option exercise period for each stock option held by him will, following termination of his employment, be extended as provided in the agreement, but in no event beyond the original term of such option. These provisions are not applicable to any equity interests issued in connection with PTC’s executive incentive plan or other short-term incentive plans (“bonus equity”).

In addition, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Harrison will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

The agreement provides that Mr. Harrison’s employment will terminate 30 days following a change in control if not earlier terminated in connection with such change in control. Effective upon the date Mr. Harrison’s employment is so terminated, he will be entitled to the benefits he would receive upon a termination without cause or for good reason described above plus payment of his target bonus over the two year period following such termination, paid at the highest rate in effect in the six months preceding the change in control or such termination.

The amounts payable and benefits provided to Mr. Harrison under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided to not be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to Mr. Harrison are subject to such excise tax, Mr. Harrison is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Death or Disability

If Mr. Harrison’s employment terminates by reason of his death or disability, all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, all equity awards held by him will immediately become vested and exercisable in full and the restrictions on any shares of restricted stock held by him will lapse. These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with Barry F. Cohen, Paul J. Cunningham, James E. Heppelmann and Cornelius F. Moses

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to a lump sum payment in an amount equal to one times the highest annual salary (excluding bonuses) in effect with respect to the executive during the six-month period immediately preceding the termination date and continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to the one year period following such termination.

Change in Control

Effective upon a change in control: all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full; the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full); and, each equity award held by the executive will be amended to provide that it may not, except in certain circumstances, be terminated without the executive’s written consent. These provisions are not applicable to any bonus equity held by the executive.

In addition, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason, the executive will be entitled to the benefits he would have received if his employment was terminated without cause as described above plus a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control).

In addition, upon such termination, all equity awards held by the executive will immediately become vested and exercisable in full and all restrictions applicable to restricted stock held by the executive will immediately lapse. This provision is not applicable to any bonus equity held by the executive.

The amounts payable and benefits provided to any executive under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided to not be subject to the excise tax under Section 4999 of the U.S. Internal Revenue Code. If such a reduction is not made and the amounts payable and benefits provided to any executive are subject to such excise tax, such executive is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Termination upon Death or Disability

If an executive’s employment terminates due to his death or disability, all performance criteria applicable to any equity awards held by the executive will be deemed to have been met in full, all equity awards held by the executive will immediately become vested and exercisable in full, and all restrictions applicable to restricted stock held by the executive will immediately lapse. These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

EQUITY COMPENSATION PLANS

As of January 8, 2007:

•	There were options to purchase 11,807,302 shares of our common stock outstanding under all of our equity incentive plans (including legacy plans under which we will make no more grants). The weighted average remaining life of these outstanding options was 5.17 years, and the weighted average exercise price was $14.90;

•	There were a total of 3,073,207 shares subject to outstanding restricted stock and restricted stock unit awards that remain subject to forfeiture. Of these, 1,307,924 are shares of restricted stock that are deemed issued and outstanding while they remain subject to forfeiture. They are included in our 113,948,077 shares outstanding as of January 8, 2007; and

•	There were 571,890 shares available for grant under the 2000 EIP.

The following table sets forth information regarding our equity compensation plans as of September 30, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	7,175,637	(1)	$9.65	(2)	1,451,669
Terminated equity incentive plans	1,177,197		$31.35		0
2000 Employee Stock Purchase Plan(3)	—		—		2,908,672

Total	8,352,834	(1)	$13.89	(2)	4,360,341
Equity compensation plans not approved by security holders(4)	6,724,427	(5)	$15.02	(5)	0

Total	15,077,261	(1)(5)	$14.46	(2)(5)	4,360,341

(1)	Includes 2,329,291 shares of our common stock issuable upon vesting of outstanding restricted stock units granted under our 2000 Equity Incentive Plan (the “2000 EIP”).
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	As of mid-2005, we suspended offerings under the 2000 Employee Stock Purchase Plan.
(4)	Our 1997 Nonstatutory Stock Option Plan provided for the issuance of nonstatutory stock options only to employees and consultants who were not executive officers of PTC. No further grants may be made under that plan. The terms applicable to the grant of such options were substantially the same as those applicable to the grant of nonstatutory stock options under the 2000 EIP, as described on pages 6 – 8.
(5)	Excludes 26,305 shares of our common stock issuable upon exercise of outstanding options assumed in connection with our mergers or other acquisition transactions; these options have a weighted-average exercise price of $13.14.

Non-Stockholder Approved Plan

PTC maintained the 1997 Non-Statutory Stock Option Plan until March 10, 2005, at which time, in connection with stockholder approval of certain amendments to the 2000 EIP, we terminated all future offerings under that plan.

Plans Assumed in Connection with a Merger or Other Acquisition Transaction

PTC has also assumed stock options under certain equity plans in connection with certain mergers and acquisitions. These plans are all inactive and no future options or other equity awards may be granted under them.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditors for fiscal 2006 and has reported on our 2006 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2007 and, as described above, the Board is seeking your confirmation of PricewaterhouseCoopers LLP’s appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee assists the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2006 with management and with PricewaterhouseCoopers LLP, our independent registered public accounting firm. In this process, the Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, as well as PTC’s internal control over financial reporting.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PricewaterhouseCoopers LLP their independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to PTC, which are referred to in “Independent Registered Public Accounting Firm Services and Fees” below, is compatible with maintaining independence.

Based on the Committee’s discussions with management and the independent auditors, and the Committee’s review of PricewaterhouseCoopers LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman
Robert N. Goldman
Noel G. Posternak

Independent Registered Public Accounting Firm Services and Fees

The Audit Committee is responsible for the engagement of our independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The Audit Committee maintains a policy for the engagement of the independent auditors that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditors have historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

(i)	Approves the performance by the independent auditors of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditors’ independence from PTC;

(ii)	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditors to perform other types of permitted services;

(iii)	Prohibits the performance by the independent auditors of certain types of services due to the likelihood that their independence would be impaired; and

(iv)	Sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditors is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditors’ independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PTC’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the independent auditors’ ability to exercise independent judgment in performing the audit.

The following table states the fees for professional services rendered during fiscal 2006 and fiscal 2005 by our independent registered public accounting firm, PricewaterhouseCoopers LLP.

Type of Professional Services	Fiscal 2006	Fiscal 2005
Audit	$3,338,000	$3,563,000
Audit-Related (1)	145,000	902,000
Tax (2)	941,000	945,000
All Other (3)	12,000	15,000

(1)	Consisting principally of fees for services related to employee benefit plan audits, consultations concerning financial accounting and reporting standards, and financial due diligence with respect to potential acquisitions and divestitures.
(2)	Consisting principally of fees related to tax compliance, tax planning and tax advice services, including preparation and review of tax returns, assistance with tax audits and refund claims and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service		Fiscal 2006	Fiscal 2005
(a)	Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services):	$270,000	$431,000
(b)	Other tax services including tax planning and advice services and assistance with tax audits:	283,000	207,000
(c)	Tax compliance services related to PTC’s expatriate employees:	388,000	307,000

	Total	$941,000	$945,000

(3)	Consisting of a tax calculation software tool used for our expatriate tax program.

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF THE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for director, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with our strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors,

•	not hold positions or interests that conflict with their responsibilities to PTC, and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors must qualify as independent directors in accordance with NASDAQ independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. With respect to identifying potential candidates, the Committee does not foreclose any sources.

If you wish to recommend a director candidate for consideration by the Committee, you should provide the following information to our Clerk at the address listed below:

•	a brief statement outlining the reasons the nominee would be an effective director for PTC;

•	the following information about the candidate:

•	the name, age, and business and residence addresses of the candidate,

•	the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the candidate, and

•	details of any business or other significant relationship the candidate has ever had with PTC; and

•	the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made, and

•	the number of shares of PTC stock that you and such other beneficial owner, if any, beneficially own.

Our Clerk’s address is:	Aaron C. von Staats

Clerk

Parametric Technology Corporation

140 Kendrick Street

Needham, Massachusetts 02494

The Committee may seek further information from or about you, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and you and between the candidate and any such other beneficial owner.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2008 Annual Meeting of Stockholders, you must give written notice to us between September 27, 2007 and October 27, 2007, including the information required by our by-laws.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 27, 2007.

Your written proposal must be sent to:	Aaron C. von Staats
Clerk
Parametric Technology Corporation
140 Kendrick Street
Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS

Clerk

January 25, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Up to an aggregate of 14,800,000 shares of Common Stock, subject to adjustment under subsection (b) may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that a Nonstatutory Stock Option granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant, provided that an SAR granted to a new employee or consultant in connection with the hiring of such person may have a lower exercise price so long as it is not less than 100% of Fair Market Value on the date the person accepts the Company’s offer of employment or the date employment commences, whichever is lower.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time

2

of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

3

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings

4

per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; business/information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10.	Miscellaneous.

(a) No Right To Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

5

PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MA 02494

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Parametric Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

→	0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PATEC1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

Vote on Proposals				02	0000000000			215063182004

THE DIRECTORS RECOMMEND A VOTE
“FOR ALL” NOMINEES					The Directors Recommend ¯			To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Elect two Class II Directors to serve for the next three years:					For All	Withhold All	For All Except
01) Noel G. Posternak
02) Michael E. Porter					☐	☐	☐

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 2 AND 3									The Directors Recommend ¯
									For	Against	Abstain

2. Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan.									☐	☐	☐

3. Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.									☐	☐	☐

Please sign name(s) exactly as appearing on the stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐		AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

123,456,789,012 699173209 24
Signature [PLEASE SIGN WITHIN BOX]	Date		Z41748		Signature (Joint Owners)			Date

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 7, 2007

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2007 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, March 7, 2007, at the offices of PTC, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 8, 2007. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2006.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED

REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE